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                                                                     EXHIBIT 3.2

                   CERTIFICATE OF CORRECTION FILED TO CORRECT
                             A CERTAIN ERROR IN THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  MARIMBA, INC.


               Marimba, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

               DOES HEREBY CERTIFY:

               1. The name of the corporation (hereinafter called the "Corporation") is Marimba, Inc.

               2. That an Amended and Restated Certificate of Incorporation of the Corporation was filed by the Secretary of State of Delaware on August 21, 1997, and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law.

               3. The inaccuracy to be corrected in said instrument is as follows:

                  The third sentence of Section 2.(c)(iii) of Division B of
Article IV incorrectly states:

                  "The transaction shall in no event take place sooner than fifteen (15) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Preferred Stock and Series B Preferred Stock (voting together as a single class and on an as-converted basis) that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock."

               4. The third sentence of Section 2.(c)(iii) of Division B of
Article IV is hereby corrected to read as follows:

                  "The transaction shall in no event take place sooner than thirty (30) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Preferred Stock and Series B Preferred Stock (voting together as a single class and on an as-converted basis) that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock."



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               IN WITNESS WHEREOF, this Certificate of Correction to the Amended and Restated Certificate of Incorporation has been signed by the Assistant Secretary of the Corporation on this ____ day of August, 1997.


                                        MARIMBA, INC.



                                        By /s/ DOUGLAS S. BARRY
                                          --------------------------------------
                                          Douglas S. Barry,
                                          Assistant Secretary